Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2008 Results
HIGHLIGHTS
•	Q4 net sales grew 7.3% year-over-year; adjusted earnings increase 22.2%

•	Full year net sales grew 29.6%; adjusted earnings up 22.7% to $1.62

•	Debt reduced $76.1 million or 13.8% in the quarter
Westchester, IL, February 12, 2009 — TreeHouse Foods, Inc. (NYSE: THS) today reported a substantial increase in adjusted quarterly and full year earnings compared to last year, after one-time items. On an adjusted basis, as described below, fully-diluted earnings per share from continuing operations in the fourth quarter improved 22.2% to $0.55 compared to $0.45 last year. For the full year, adjusted earnings per share from continuing operations increased 22.7% to $1.62 compared to $1.32 last year. The 22.7% improvement in results was due primarily to having a full year of E.D. Smith sales and profits in 2008 compared to only 75 days in 2007. On a reported basis, income from continuing operations was $0.22 per diluted share for the quarter ended December 31, 2008, compared to $0.46 per diluted share last year, reflecting unusual one-time items. For the full year, reported earnings per share from continuing operations were $0.91 compared to $1.33 last year including unusual one-time items.
The reported results for the fourth quarter and full year included two large mark to market items, both of which were non-cash and non-operating. The first was the adjustment of an intercompany loan with the Company’s E.D. Smith subsidiary to reflect current currency rates and the second was the mark to market adjustment of an interest rate swap agreement to current LIBOR rates. The interest rate adjustment will reverse over the remaining life of the 32 month agreement as a non-cash, non-operating gain. In addition, the Company reported non-recurring costs of $0.01 per share associated with the Company’s closed Portland, Oregon pickle plant and $0.05 per share in costs associated with unfavorable factory variances resulting from the Company’s third quarter inventory reduction programs. The reported results for last year include the net effect of adjustments from the acquisition of the E.D. Smith Income Trust (“E.D. Smith”) totaling approximately $0.01 per share.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
	(unaudited)		(unaudited)

EPS from continuing operations as reported	$0.22	$0.46	$0.91	$1.33
Plant closing costs	0.01		0.29
Loss on intercompany note translation	0.13		0.21
Mark to market adjustment on interest rate swap	0.14		0.14
One time factory costs from inventory reduction program	0.05		0.05
E.D. Smith acquisition-related costs		(0.01)	0.01	(0.01)
Non-cash adjustment to value of license and other	—	—	0.01	—

Adjusted EPS	$0.55	$0.45	$1.62	$1.32

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “The past year was the most challenging the packaged foods industry has faced in decades, yet we overcame the extreme inflation and volatility of input costs through targeted pricing actions and internal cost controls. We generated top-line growth in key product categories including soup, salsa, salad dressing and non-dairy creamer and also expanded distribution of our E.D. Smith and San Antonio Farms acquisitions. Despite the challenges, we exceeded our original expectations and outperformed the food industry.”
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) decreased slightly to $44.8 million in the fourth quarter compared to $46.2 million in the same period last year. The small decrease in the quarter reflected the negative effect of Canadian currency rates on E.D. Smith cross border transactions. Full year Adjusted EBITDA was $157.0 million compared to $137.6 million last year, an increase of 14.1%.
Net sales for the fourth quarter totaled $398.1 million, an increase of 7.3% over the fourth quarter of 2007, with 3.6% coming from legacy sales and the balance from having a full quarter of E.D. Smith sales in 2008. Reported gross margins for the fourth quarter decreased 40 basis points to 20.1%, but this includes the negative effect of under-absorbed factory costs of $2.5 million associated with our now completed inventory reduction programs. Excluding those one-time fourth quarter costs, gross margins would have been slightly above last year’s 20.5% gross margins. After experiencing significant margin erosion early in the year due to very high input costs, we have now seen two quarters of margin improvement, and have returned to last year’s fourth quarter gross profit margins.
Selling, distribution, general and administrative expenses were $43.8 million for the quarter, a decrease of 2.2% from $44.8 million in the fourth quarter of 2007. The decrease was due to lower distribution expenses as energy costs dropped significantly in the quarter, partially offset by higher administrative costs associated with the growth of the Company from last year. Selling, distribution, general and administrative expenses as a percent of sales improved to 11.0% of sales in the fourth quarter of 2008 compared to 12.1% last year due principally to higher average selling prices and synergies from the E.D. Smith acquisition.
Other operating expense for the fourth quarter of 2008 was $1.3 million and primarily reflects the ongoing maintenance costs associated with the Company’s closed Portland, Oregon pickle plant. The previously announced plant closure took place in June, 2008 in order to better balance production capacity.

Interest expense in the quarter was $5.8 million compared to $9.2 million last year as lower debt from strong cash flow and lower interest rates contributed to the decline. The Company ended the quarter with $475.2 million of long term debt compared to $620.5 million last year, with the significant reduction coming from operating cash flows and the Company’s actions to reduce working capital during 2008. In addition, the Company received an insurance reimbursement of $20.0 million in the quarter associated with the previously announced fire at the Company’s New Hampton, Iowa plant in the first quarter. The Company’s fourth quarter effective income tax rate of 20.5% was significantly lower than last year’s tax rate of 35.8% due to the financing structure established for the E.D. Smith Canadian and U.S. businesses. The fourth quarter effective tax rate was lower than the full year run rate of 27.6% due to the low level of pre-tax earnings in the quarter resulting from the mark to market adjustments.
Net income from continuing operations for the fourth quarter totaled $7.1 million compared to $14.3 million last year. Fully-diluted earnings per share from continuing operations for the quarter were $0.22 per share compared to $0.46 per share last year. Excluding unusual items, adjusted earnings per share from continuing operations for the fourth quarter of 2008 would have been $0.55, compared to last year’s fourth quarter adjusted earnings per share of $0.45.
SEGMENT RESULTS
The Company has three reportable segments:
1.	North American Retail Grocery — This segment sells branded and private label products to customers within the United States and Canada. These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products and baby food.

2.	Food Away From Home — This segment sells to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export — This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including for repackaging in portion control packages and for use as an ingredient by other food manufacturers. Export sales are primarily to industrial customers.
The direct operating income for our segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees as well as direct selling and marketing expenses. General sales and administrative expenses, including restructuring charges, are not allocated to our business segments as these costs are managed at the corporate level.
North American Retail Grocery net sales for the fourth quarter increased by 8.6% from $232.8 million to $252.8 million compared to the same quarter last year primarily due to the acquisition of E.D. Smith and higher average selling prices. Excluding the acquisition, net sales increased 3.1% as pricing more than offset volume declines resulting from lower sales of branded baby food and discontinuation of unprofitable pickle volume. Partially offsetting the pickle and baby food decreases were increased unit sales of salad dressing, soup, salsa, sauces and jams. Direct operating income as a percent of sales increased significantly from 12.0% to 13.9% due to the rationalization of lower margin pickle customers, improved salad dressing margins and lower transportation costs compared to 2007.
Food Away From Home segment sales were nearly flat to last year at $69.3 million as the full quarter effect of the acquisition of E.D. Smith offset declines in the USA region. Difficult economic conditions have caused food consumption away from home to decrease, however, a positive mix of quick serve, fast food customers and increased sales of salsa mitigated the volume decrease to only 2.0% excluding volume from E.D. Smith causing an overall decrease in unit volumes. Overall direct operating income increased slightly to 11.3% of revenue from 10.6% last year as pricing and lower transportation costs offset higher overall input costs.
Industrial and Export segment sales increased 11.0% from $68.5 million last year to $76.1 million this year due to a combination of increased volume of co-packed products and higher prices. Although pricing was taken in all areas, the sales mix shift to lower margin co-pack sales caused direct operating income to decrease to 11.7% of net sales from 15.3% last year.
GUIDANCE FOR 2009
We expect that 2009 will be a very good year for TreeHouse, with earnings increasing 11% to 14% to $1.80 to $1.85 per share before one-time items and before considering potential acquisitions. We do recognize that it will also be a year of major transition for the packaged foods industry as rampant input cost inflation and volatility are replaced by recession, credit crisis and consumer uncertainty. As commodity and energy costs have settled, inflationary pressures have given way to deflationary pressures to lower prices, especially in product categories whose costs are largely determined by agricultural inputs and petroleum. Additionally, grocery and foodservice customers have already begun one-time adjustments to their purchasing cycles to reduce their inventories, thereby generating additional cash flow.
With these factors in mind, we expect an increase of 1% in sales revenue at TreeHouse as a combination of pass through pricing in the industrial sector, pickle category rationalization and a lower Canadian exchange rate depress dollar sales. However, unit sales growth driven by our product portfolio strategy and expanded distribution will more than offset these revenue pressures, resulting in a small increase in total revenues.
Gross margins are expected to improve 100 basis points or more as product mix shift, productivity gains and procurement economics outweigh sluggish pricing and foreign exchange swings. In aggregate, input costs should be flat as reductions in grains, oils and energy offset increases in steel cans, fruits and vegetables, and minor ingredients.
This full year guidance assumes first quarter earnings per share to be $0.35 to $0.37 compared to $0.34 last year. The small improvement over last year’s first quarter earnings per share reflects the timing of forward purchase contracts, and assumes that most of the benefit of lower input costs will benefit the back half of the year.
Commenting on the outlook for 2009, Sam K. Reed said, “Over the past year, we have demonstrated our ability to succeed under the most adverse food industry conditions. We expect external cost pressures to subside in 2009, thus allowing us to focus on real growth, expanded distribution and productivity gains in the new year. These same factors are the key drivers of our 11% to 14% earnings growth forecast for 2009. We also believe that the combination of working capital management and funds availability under our existing line of credit will allow us to pursue further acquisitions while other buyers are relegated to the sidelines or burdened with higher costs of capital.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between reported income from continuing operations for the three and twelve month periods ended December 31, 2008 and December 31, 2007 calculated according to GAAP and Adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 5:00 p.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward- looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2007 and its subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net sales	$398,082	$370,936	$1,500,650	$1,157,902
Cost of sales	318,236	295,073	1,208,626	917,611

Gross profit	79,846	75,863	292,024	240,291
Operating expenses:
Selling and distribution	29,058	30,228	115,731	94,636
General and administrative	14,780	14,593	61,741	53,931
Other operating expense (income), net	1,329	(106)	13,901	(415)
Amortization expense	3,180	3,269	13,526	7,195

Total operating expenses	48,347	47,984	204,899	155,347

Operating income	31,499	27,879	87,125	84,944
Other (income) expense:
Interest expense	5,838	9,186	27,614	22,036
Interest income	—	(54)	(107)	(112)
Loss (gain) on currency exchange	9,316	(3,270)	13,040	(3,270)
Other, net	7,382	(235)	7,123	(235)

Total other expense	22,536	5,627	47,670	18,419

Income from continuing operations before income taxes	8,963	22,252	39,455	66,525
Income taxes	1,836	7,974	10,895	24,873

Income from continuing operations	7,127	14,278	28,560	41,652

Loss from discontinued operations, net of tax	(336)	—	(336)	(30)

	$6,791	$14,278	$28,224	$41,622

Weighted average common shares:
Basic	31,522	31,203	31,341	31,203
Diluted	31,679	31,340	31,469	31,351
Basic earnings per common share:
Income from continuing operations	$0.23	$0.46	$0.91	$1.33
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	—

Net income	$0.22	$0.46	$0.90	$1.33

Diluted earnings per common share:
Income from continuing operations	$0.22	$0.46	$0.91	$1.33
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	—

Net income	$0.21	$0.46	$0.90	$1.33

Supplemental Information:
Depreciation and Amortization	10,346	10,744	45,852	34,983
Expense under FAS123R, before tax	3,398	3,358	12,193	13,580

Segment Information:
North American Retail Grocery
Net Sales	252,768	232,771	917,102	663,506
Direct Operating Income	35,253	27,873	114,511	85,293
Direct Operating Income Percent	13.9%	12.0%	12.5%	12.9%

Food Away From Home
Net Sales	69,264	69,640	294,020	254,580
Direct Operating Income	7,798	7,396	32,133	28,320
Direct Operating Income Percent	11.3%	10.6%	10.9%	11.1%

Industrial and Export
Net Sales	76,050	68,525	289,528	239,816
Direct Operating Income	8,871	10,517	33,473	32,703
Direct Operating Income Percent	11.7%	15.3%	11.6%	13.6%

The following table reconciles our net income to adjusted EBITDA for the three and twelve months ended December 31, 2008 and 2007:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net income as reported	$6,791	$14,278	$28,224	$41,622
Interest expense	5,838	9,186	26,980	22,036
Interest income	—	(54)	(107)	(112)
Income taxes	1,835	7,974	10,895	24,873
Loss from discontinued operations, net of tax	336	—	336	30
Depreciation and amortization	10,346	10,744	45,852	34,983
Stock option expense	3,398	3,358	12,193	13,580
Gain on foreign currency hedge transaction	—	(3,270)	—	(3,270)
Acquisition integration and accounting adjustments	—	4,012	508	4,170
One time factory costs associated with inventory reduction program	2,500		2,500
Revalue license agreement and other	—	—	634	—
Loss on intercompany note translation	5,925	—	9,135	—
Swap mark to market	6,981	—	6,981	—
Plant shut-down costs and asset sales of closed facilities	805	—	12,905	(274)

Adjusted EBITDA	$44,755	$46,228	$157,036	$137,638